                   SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

     Filed by the Registrant  / X /

     Filed by a Party other than the Registrant  /   /

     Check the appropriate box:

     /   /   Preliminary Proxy Statement

     / X /   Definitive Proxy Statement

     /   /   Definitive Additional Materials

     /   /   Soliciting Material Pursuant to Section
             240.14a-11(c) or
             Section 240.14a-12

                          Fred Meyer, Inc.

- - -----------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)

                          Fred Meyer, Inc.

- - -----------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ X /   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
        or 14a-6(j)(2)

/   /   $500 per each party to the controversy pursuant to
        Exchange Act Rule 14a-6(i)(3)

/   /   Fee computed on table below per Exchange Act Rules
        14a-6(i)(4) and 0-11

        1) Title of each class of securities to which transaction applies:

             Not Applicable
             -------------------------------------------

        2) Aggregate number of securities to which transaction applies:

             Not Applicable
             ---------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
             0-11:*

             Not Applicable
             ----------------------------------------------------

        4)   Proposed maximum aggregate value of transaction:

             Not Applicable
             ----------------------------------------------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

/   /   Check box if any part of the fee is offset as provided by
        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:

             Not Applicable
             ---------------------------------------------------

        2)   Form, Schedule or Registration Statement No.:

             Not Applicable
             --------------------------------------------------

        3)   Filing Party:

             Not Applicable
             ---------------------------------------------------

        4)   Date Filed:

             Not Applicable
             ---------------------------------------------------

                       FRED MEYER, INC.


    Notice of Annual Meeting of Shareholders, June 28, 1994


To the Shareholders of Fred Meyer, Inc.:

          The annual meeting of the shareholders of Fred Meyer, Inc., a Delaware corporation, will be held on Tuesday, June 28, 1994 at 1:00 p.m., Pacific Time at the Red Lion Inn (East), Jantzen Beach, 909 N. Hayden Island Drive, Portland, Oregon for the following purposes:

     1.   to elect a Board of Directors for the ensuing year;
          and

     2. to transact such other business as may properly come before the meeting and at any adjournment thereof.

          Only shareholders of record at the close of business on Monday, May 2, 1994, will be entitled to vote at the annual meeting.

          You are respectfully requested to date and sign the enclosed proxy and return it in the postage prepaid envelope enclosed for that purpose. You may attend the meeting in person even though you have sent in your proxy, since retention of the proxy is not necessary for admission to or identification at the meeting.

                         By Order of the Board of Directors




                         Roger Cooke
                         Senior Vice President, General Counsel
                         and Secretary
Portland, Oregon
May 6, 1994

                        PROXY STATEMENT

          The mailing address of the principal executive offices of the Company is PO Box 42121, Portland, Oregon 97242.
The approximate date this proxy statement and the accompanying proxy form are first being sent to shareholders is May 9, 1994.

          Upon written request to Roger Cooke, Senior Vice President, General Counsel and Secretary, any person whose proxy is solicited by this proxy statement will be provided without charge a copy of the Company's Annual Report on Form 10-K.

            SOLICITATION AND REVOCABILITY OF PROXY

          The enclosed proxy is solicited on behalf of the Board of Directors of Fred Meyer, Inc., a Delaware corporation, for use at the annual meeting of shareholders to be held on June 28, 1994 and at any adjournment thereof. The Company will bear the cost of preparing and mailing the proxy, proxy statement, and any other material solicited by use of the mails. Officers and employees of the Company may also solicit proxies by telephone or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.

          Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Company, attention Roger Cooke, Senior Vice President, General Counsel and Secretary, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke his proxy and vote in person unless he wishes to do so. All valid, unrevoked proxies will be voted at the annual meeting.

         VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

          The Common Stock is the only authorized voting security of the Company currently outstanding. The record date for determining holders of Common Stock entitled to vote at the annual meeting is May 2, 1994. On that date there were 26,483,237 shares of Common Stock outstanding entitled to one vote per share. The Common Stock does not have cumulative voting rights.

          The following table shows ownership of shares of Common Stock of the Company on March 1, 1994 by the only persons who, to the knowledge of the Board of Directors, beneficially owned more than 5% of the Common Stock, and by all officers and directors as a group:

                               Number of      Approximate
Name                           Shares (1)       Percent
- - ----                           ----------     -----------
KKR Associates             10,700,038(2)        38.2%
9 West 57th Street
New York, NY 10019

20 officers and            11,588,565(3)        40.9%
directors as a group
____________________

(1) Shares held directly with sole voting and sole investment power unless otherwise indicated.

(2) KKR Associates is a limited partnership of which Paul E. Raether, Michael W. Michelson and Saul A. Fox (directors of the Company) are three of eight general partners. Jerome Kohlberg, Jr., a director of the Company, is a limited partner of KKR Associates. Shares shown as owned by KKR Associates are owned of record by FMI Associates Limited Partnership ("FMI Associates"), of which KKR Associates is the sole general partner and as to which it possesses 100% of the voting power and investment power. Messrs. Raether, Michelson and Fox beneficially own an additional 11,000; 4,000; and 6,000 shares, respectively. Shares shown as beneficially owned by KKR Associates include 1,566,441 shares which FMI Associates has the right to acquire pursuant to a presently exercisable option. See "Certain Transactions."

(3) Includes 1,920,729 shares subject to options that are currently exercisable or become exercisable within 60 days of March 1, 1994. Includes 9,155,869 shares for which beneficial ownership is disclaimed.
/TABLE

                     ELECTION OF DIRECTORS

        The directors of the Company are elected at the annual meeting in June to serve for one year and until their successors are elected. The nominees for director are listed below together with certain information about each of them.

Name and                Principal                  Number of
  Year                 Occupation or               Shares Held
Elected               Position with               on March 1,      Approximate
to Board                 Company         Age        1994(1)         Percent
- - --------              -------------      ---      -----------      -----------
Saul A. Fox           General             40       10,706,038(2)      38.2%
(1986)                Partner,
                      Kohlberg
                      Kravis Roberts
                      & Co.

A.M. Gleason          Vice Chairman       63            5,208(3)     less than
(1992)                of the Board                                       1%
                      of PacifiCorp

Jerome Kohlberg, Jr.  General             68               --(2)         --
(1981)                Partner,
                      Kohlberg & Co.

Roger S. Meier        President,          68            17,008(4)     less than
(1985)                AMCO, Inc.                                         1%

Michael W.            General             42       10,704,038(2)(5)     38.2%
Michelson             Partner,
(1981)                Kohlberg
                      Kravis Roberts
                      & Co.

Robert G. Miller      Chairman of         49            195,067        less than
(1991)                the Board and                                        1%
                      Chief
                      Executive
                      Officer of the
                      Company

Paul E. Raether       General             47       10,711,038(2)(6)    38.3%
(1986)                Partner,
                      Kohlberg
                      Kravis Roberts
                      & Co.

___________________

(1) Shares held directly with sole voting and sole investment power unless otherwise indicated.
(2) See "Voting Securities and Principal Shareholders."
(3) Includes 2,008 shares received under the Non-Employee Directors Stock Compensation Plan.
(4) Includes 3,000 shares owned by Mr. Meier's spouse and 2,000 shares owned by a family partnership of which Mr. Meier is general partner. Beneficial ownership is disclaimed as to such shares. Also includes 1,606 shares received under the Non-Employee Directors Stock Compensation Plan.
(5) Includes 2,334 shares owned by a family trust. Also includes 1,666 shares owned by a children's trust as to which ownership is disclaimed.
(6) Ownership is disclaimed as to 11,000 shares, which are owned by a family trust.
/TABLE

        Mr. Fox became a general partner of Kohlberg Kravis Roberts & Co. ("KKR") in 1990 and prior to that time had been an executive of KKR since June 1984. Mr. Fox is a director of American Re Corporation, Union Texas Petroleum Holdings, Inc. and Layne, Inc.

        Mr. Gleason is Vice Chairman of the Board of Directors of PacifiCorp, a diversified public utility. He is a former president and chief executive officer of PacifiCorp and Pacific Telecom, Inc., a telecommunications company. Mr. Gleason is a director of Tektronix, Inc., Blount, Inc. and Comdial Corporation.

        Mr. Kohlberg was a general partner of KKR from its organization in 1976 until 1987 when he became a limited partner. He has been a general partner of Kohlberg & Co., a privately owned merchant banking enterprise, since its organization in 1987. Mr. Kohlberg is a director of Northwestern Steel and Wire Company and ABT Building Products Corporation.

        Mr. Meier has been president and chief executive officer of AMCO, Inc., a privately owned investment enterprise, for more than the last five years. Mr. Meier is a director of Key Bank of Oregon, Red Lion Properties, Inc., general partner of Red Lion Inns Limited Partnership and he is a trustee of Acorn Investment Trust.

        Mr. Michelson has been associated with KKR since July
1981 and has been a general partner since January 1987.
Mr. Michelson is a director of Auto Zone, Inc., Owens-Illinois,
Inc., Owens-Illinois Group, Inc., Union Texas Petroleum
Holdings, Inc. and Red Lion Properties, Inc., general partner of Red Lion Inns Limited Partnership.

        Mr. Miller became Chairman of the Board and Chief Executive Officer of the Company in August 1991. Prior to that time he was employed by Albertson's Inc., where his most recent positions were Executive Vice President of Retail Operations from 1989 to 1991 and Senior Vice President and Regional Manager from 1985 to 1989.

        Mr. Raether has been a partner of KKR since April 1986. Mr. Raether is a director of Duracell International Inc., IDEX Corporation, RJR Nabisco Holdings Corp., RJR Nabisco, Inc., The Stop & Shop Companies, Inc., Flagstar Companies, Inc. and Flagstar Corporation.

        Further information with respect to Messrs. Fox, Kohlberg, Michelson and Raether is set forth in "Voting
Securities and Principal Shareholders" and "Certain
Transactions."

        The Board of Directors met six times during the last fiscal year. Each director (except for Messrs. Kohlberg and Raether) attended at least 75% of the aggregate number of meetings of the Board of Directors and any committee of which the director was a member for the period during which such director served. Directors who are not employees of the Company receive an annual fee of $22,500 unless such director participates in the Non-Employee Directors Stock Compensation
Plan.  Directors who participate in the Non-Employee Directors
Stock Compensation Plan receive an annual fee of $10,000.
Under the Non-Employee Directors Stock Compensation Plan, the balance of the current annual fee is paid in the Company's
Common Stock. Participants are awarded $62,500 worth of the Company's Common Stock every five years. Participants having fewer than five years of service remaining before reaching retirement age receive stock awards equivalent to $12,500 for each remaining year. Shares awarded under this plan are subject to forfeiture over the five-year period following the award (or shorter period to retirement) if the recipient ceases to be a director. The shares awarded under the plan are purchased in the market with funds supplied by the Company, and the certificates are then held by the Company until the forfeiture restrictions lapse. Directors have voting and dividend rights with respect to the shares.

        Directors who are not employees of the Company also receive a fee of $500 per board or committee meeting attended.
The current standing committees of the Board of Directors are as follows:

   - The Board of Directors has an Executive Committee consisting of Robert G. Miller (Chairman), Roger S. Meier and Michael W. Michelson. There were no meetings of the Executive Committee held in 1993. The Executive Committee has the authority to act for the Board of Directors of the Company between meetings of the Board to the full extent permitted by the Delaware General Corporation Law.

   - The Board of Directors has an Audit Committee consisting of A. M. Gleason (Chairman) and Roger S. Meier. The Audit Committee met three times during 1993. It reviews the planned scope and results of the annual audit, confers with the independent auditors and reviews their recommendations with respect to accounting, internal controls and other matters, and confers with Company finance, accounting and internal audit personnel.

   - The Board of Directors has a Compensation Committee consisting of Roger S. Meier (Chairman), Saul A. Fox and Michael W. Michelson. It met five times during 1993. The Board of Directors has delegated the authority to administer the Company's stock incentive plans and other compensation matters to the Compensation Committee.

        The shares represented by each proxy will be voted with respect to the election of the nominees in accordance with the instructions specified in the proxy form. If no instructions are given, proxies will be voted for the election of the nominees and in accordance with this proxy statement on any other business that may properly come before the meeting. If for some unforeseen reason any of the nominees should not be available as a candidate for director, the number of directors constituting the Board of Directors may be reduced prior to the meeting or the proxies may be voted for such other candidate or candidates as may be nominated by the Board of Directors, in accordance with the authority conferred in the proxy.

   Directors are elected by a plurality of the votes cast by holders of the shares entitled to vote at the Annual Meeting if a quorum is present. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but have no effect in the determination of whether a plurality exists with respect to a given nominee.
For purposes other than the election of directors, abstentions are counted as no votes and broker non-votes are not counted for any purpose in determining whether a proposal is approved.

                    EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth compensation paid to the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries during each of the last three fiscal years.

                                     Annual Compensation                 Long Term Compensation
                            -----------------------------------   -------------------------------------
                                                                           Awards              Payouts
                                                                  -------------------------   ---------
                                                                                              Long-Term
  Name and                                            Other       Restricted     Securities   Incentive     All
  Principal                                           Annual        Stock        Underlying     Plan       Other
  Position          Year    Salary(1)    Bonus(1)  Compensation     Awards       Options(2)    Payouts  Compensation(3)
- - ---------------     ----    ---------    --------  ------------     ------       ----------    -------  ---------------
Robert G. Miller    1993     $531,634     $212,654   $55,008(4)        --            --           --        $51,566
Chairman of the     1992      505,610      409,251    53,941(4)        --            --           --         21,354
Board and Chief     1991      217,425       89,197       --       $1,982,000(5)    500,000        --          6,553
Executive Officer

Cyril K. Green      1993      297,875       83,405       --            --            --           --         48,117
President and       1992      288,882      164,299       --            --            --           --         15,260
Chief Operating     1991      268,682      152,834       --            --            --           --         23,580
Officer

Curt A. Lerew, III  1993      242,006       60,859       --            --            --           --         18,923
Senior Vice         1992      229,362      103,499    120,419(6)       --            --           --          8,309
President           1991       65,637       45,000       --        230,000(7)      100,000        --          1,621

Mary F. Sammons     1993      225,481       43,100       --            --            --           --         32,312
Senior Vice         1992      202,912      100,435        705          --            --      $10,600(8)      10,553
President           1991      191,622       79,927      1,378          --            --       10,600(8)      18,819

Ronald J. McEvoy    1993      211,538       52,159       --            --            --           --         14,798
Senior Vice         1992      204,053       85,161    210,933(9)       --            --           --          7,120
President           1991      111,999       46,025       --           --          100,000         --           --

__________________

(1) Includes compensation deferred at the election of the executive under the Company's Profit Sharing Plan and under the Company's Excess Deferral Plan. Under the Company's Profit Sharing Plan, officers and other employees of the Company may elect to defer up to the lesser of $8,994 or 15% of their compensation, subject to limitations under the Internal Revenue Code. Amounts under the Profit Sharing Plan are generally paid to employees upon retirement.

(2) Represents shares of Common Stock issuable upon exercise of nonstatutory and incentive stock options granted under the Company's 1990 Stock Incentive Plan, as amended.

(3) Amounts shown for the fiscal year 1993 consist of:
    (i) Company contributions of $30,823, $15,045, $11,202,
    $10,602 and $9,711 to the above-named executive officers, respectively, under the Profit Sharing Plan and Excess Deferral Plan; (ii) $14,673, $27,568, $4,445, $19,019, and
    $2,535, of above-market earnings on deferred compensation under the Company's Excess Deferral Plan for the above-named executive officers, respectively; and (iii) $6,070, $5,504, $3,276, $2,691, and $2,552 paid by the Company to the above-named executive officers, respectively, as premiums under its Long-Term Disability Plan.

(4) The Company has agreed to pay certain benefits to Mr. Miller in connection with his employment, including (i) use of an automobile and payment of all operating expenses associated with its use; (ii) reimbursement of reasonable relocation expenses (which in 1993 amounted to $54,420);
    (iii) reimbursement of the cost of one club membership (which in 1992 included a $39,042 initiation fee and dues); and (iv) certain retirement benefits. In the event of his termination for any reason other than death or permanent disability, Mr. Miller is entitled to payment of the greater of: (a) the aggregate amount of his unpaid, then-current, annual salary through August 1994 or (b) one year of compensation at his then-current, annual salary (payable in either case without interest).

(5) Mr. Miller received a stock bonus upon commencing employment with the Company; such shares vest over three years in equal one-month installments unless Mr. Miller terminates his employment prior to the stock bonus shares being fully vested for any reason other than death or disability. At January 29, 1994, the aggregate value of Mr. Miller's restricted stock holdings of 14,384 shares, based on the market value of the shares at January 28, 1994 without giving effect to the diminution of value attributed to the restrictions on such stock, was $523,218.

(6) The Company paid amounts to Mr. Lerew in 1992 as reimbursement for reasonable relocation expenses in connection with his employment.

(7) Mr. Lerew received a stock bonus upon commencing employment with the Company; such shares vest over three years in equal one-month installments unless Mr. Lerew terminates his employment prior to the stock shares being fully vested for any reason other than death or disability. At January 29, 1994, the aggregate value of Mr. Lerew's restricted stock holdings of 2,772 shares, based on the market value of the shares at January 28, 1994 without giving effect to the diminution of value attributed to the restrictions on such stock, was $100,832.

(8) Amounts represent payments pursuant to a cash incentive award of 2,000 units, based upon an amount per unit equivalent to the increase in book value over five years of a share of common stock for the period the unit was outstanding, adjusted to exclude certain items. The award was granted in fiscal year 1985 in lieu of stock options and was paid in three equal installments during the fiscal years 1992, 1991 and 1990.

(9) The Company paid amounts to Mr. McEvoy in 1992 as reimbursement for reasonable relocation expenses in connection with his employment.
/TABLE

Stock Option Exercises in Last Fiscal Year and Fiscal Year-End
Option Values.

      The following table indicates (i) stock options exercised by certain executive officers during 1993, including the value realized on the date of exercise, (ii) the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of January 29, 1994, and (iii) the value of "in-the-money" options, which represents the positive spread between the exercise price of existing stock options and the year-end price of the Common Stock.

                                                               Number of                       Value of
                                                           Securities Underlying       Unexercised In-the-Money
                                                         Unexercised Options Held             Options Held
                                                           at January 29, 1994            at January 29, 1994
                  Shares Acquired                      --------------------------  --------------------------------
     Name           on Exercise     Value Realized(1)  Exercisable  Unexercisable  Exercisable(2)  Unexercisable(2)
 -------------    ---------------   -----------------  -----------  -------------  --------------  ----------------
Robert G. Miller      100,000          $1,537,500           --           300,000         --         $4,387,500

Cyril K. Green          --                  --              --             --            --             --

Curt A. Lerew, III      --                  --             40,000         60,000    $  535,000         802,500

Mary F. Sammons        21,204             373,721          79,796          --        1,794,311          --

Ronald J. McEvoy       10,000             201,250          20,000         45,000       387,500         871,875

- - --------------

(1) Aggregate market value of the shares covered by the option, less the aggregate price paid by the executive.

(2) Calculated based on the January 28, 1994 stock price of $36.375.
/TABLE

Long-Term Incentive Plan--Awards in Last Fiscal Year

      The following table provides information regarding incentive awards granted to the executive officers under the Company's Capital Bonus Plan (the "Capital Bonus Plan") for 1993. Under the Capital Bonus Plan, 20% of the annual bonus an individual officer would earn at the Company's budgeted goals for pretax income, operational income, and/or departmental expenses are deferred and held in a Company account, to be paid to the officer based upon a defined distribution formula that compares actual retail cash flows to projected retail cash flows for new stores and major remodels with capital expenditure budgets that exceed $1,000,000 each. The amount paid out will be based on actual results achieved, measured in the aggregate cash flow for all projects, plus interest earnings based on the Company's average borrowing rate.

                                                                         Estimated Future Payouts
                                                                     under Non-Stock Price-Based Plans
                                                             -----------------------------------------------
                      Number of         Performance
                    Shares, Units     or Other Period
                       or Other       Until Maturation
     Name               Rights          or Payout(1)      Threshold(2)(5)       Target(3)(5)      Maximum(4)(5)
   ---------          ----------      -----------------   ---------------       ------------      -------------
Robert G. Miller          --                4/97                $0                 $26,582          $53,163
                                            4/98                 0                  26,581           53,163

Cyril K. Green            --                4/97                 0                  10,426           20,851
                                            4/98                 0                  10,425           20,851

Curt A. Lerew, III        --                4/97                 0                   7,260           14,520
                                            4/98                 0                   7,260           14,520

Mary F. Sammons           --                4/97                 0                   6,765           13,529
                                            4/98                 0                   6,764           13,529

Ronald J. McEvoy          --                4/97                 0                   5,923           11,846
                                            4/98                 0                   5,923           11,846

- - -----------------

(1) Payments will be made after the end of the second and third full years' operations after a remodel/new store is in service. Fifty percent (50%) of the participant's investment in the deferred account will be paid out in the third year following the year in which the investment was set aside and the balance will be paid out in the fourth year.

(2) Cash flows of 90% of the projected cash flow entitle the officer to a 50% payout; the Board of Directors has discretion to determine payouts when cash flows are less than 90%, which could be zero.

(3) The target award is 20% of a participant's annual bonus earned at budgeted pretax income, operational income, and/or departmental expense determined by multiplying the individual's base salary by a pre-approved bonus percentage.

(4) Cash flows of 120% of the projected cash flow entitle the participant to a 200% payout.

(5) Excludes the amount of interest earned, which will be determined based on the Company's average borrowing rate.
/TABLE

Retirement Plan.

     The Company has adopted a nonqualified Supplemental Income Plan to provide supplemental retirement and death benefits to key executive employees. The plan is administered by the Compensation Committee. Any key executive of the Company who holds a position of Senior Vice President or higher is eligible to participate in this plan. The Committee selects participants from those eligible employees recommended by the Company's Chief Executive Officer. A participant is entitled to receive full benefits under the Company's plan upon normal retirement by termination of employment after age 62. A participant is also entitled to receive reduced benefits if the participant voluntarily terminates his or her employment, is terminated without cause or dies before age 62. The normal retirement benefit is a projected annual amount, to be paid in equal monthly installments for 15 years, based upon the estimated cash surrender value, less the premiums paid and other expenses of the Company, of a Company-owned life insurance policy purchased on the life of the executive. The actual benefit will vary from the projected benefit based on actual dividend experience. The Company guarantees each participant a minimum benefit equal to at least 60 percent of the projected benefit. Based on certain assumptions, the projected annual benefits payable to Messrs. Miller, Lerew and McEvoy and Ms. Sammons upon retirement at normal retirement age would be $63,000, $102,400, $102,400 and $96,250, respectively.

Compensation Committee Report on Executive Compensation.

      The Compensation Committee of the Board of Directors (the
"Committee") is composed of three outside directors and, pursuant to authority delegated by the Board, determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

      The Company's objectives for executive compensation are to
(i) attract and retain key executives important to the long term success of the Company; (ii) reward executives for performance and enhancement of shareholder value; and
(iii) align the interests of the executive officer with the success of the Company by making a portion of the compensation based upon corporate performance.

      Section 162(m) of the Internal Revenue Code of 1986, as adopted in 1993, limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year after 1993. The levels of salary and bonus generally paid by the Company do not exceed this limit. Under proposed regulations, the $1,000,000 cap on deductibility will not apply to compensation received through the exercise of a nonqualified stock option that meets certain requirements. Option exercise compensation is equal to the excess of the market price at the time of exercise over the option price and, unless limited by Section 162(m), is generally deductible by the Company. It is the Company's current policy generally to grant options that meet the requirements of the proposed regulations.

      Executive Officer Compensation Program.
      --------------------------------------   The primary
components of the Company's executive officer compensation program are base salary, annual bonus plan, and long term incentive compensation in the form of stock options and capital bonus plan.

      Base salary levels for the Company's executive officers are set relative to companies of similar size in the retail industry and other companies in the Pacific Northwest. In determining salaries, the Company also takes into account individual experience, job responsibility and performance.

      The Company's Bonus Plan is an annual incentive program for executive officers, department and group managers and other selected employees of the Company. The purpose of the Bonus Plan is to provide a direct financial incentive in the form of an annual cash bonus to executives to achieve predetermined departmental and Company financial goals. Target bonuses are set for each executive officer as a percentage of base compensation. The target bonus percentage depends upon level of responsibility within the Company. In fiscal 1993, the financial measure of performance under the Plan for the Company was pretax income. Department performance is determined in relation to pre-established budgets for departmental operational income or expense. Generally, no bonus is paid if threshold levels for Company performance are not achieved. Twenty percent of the annual bonus payable to each executive officer at budgeted pretax income, operational income, and/or departmental expense is withheld pursuant to the Company's Capital Bonus Plan. The Capital Bonus Plan provides for amounts to be paid to executive officers based upon the comparison of actual cash flow to projected cash flow for new stores and major remodeling projects over the three years following completion. Depending upon cash flow results, officers may receive nothing or up to twice the amount withheld under the Capital Bonus Plan, plus earnings on the deferred amount.

      The Company's stock option program is intended as a long term incentive plan for executives, managers and other key employees of the Company. The objectives of the program are to align employee and shareholder long term interests by creating a strong and direct link between compensation and shareholder value. The Company's Stock Incentive Plan authorizes the Committee to award stock options to executive officers and other employees of the Company. Stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the day preceding the date of grant. Options generally become exercisable to the extent of 25 or 20 percent of the grant on the anniversary date of the grant for the four or five succeeding years. Stock options generally have 10-year terms and terminate shortly after termination of employment. The amount of stock option grants for an individual depends upon the level of responsibility and position in the Company.

      Compensation of the Chief Executive Officer.
      -------------------------------------------   The
compensation of the Chief Executive Officer of the Company was determined by negotiation of an employment agreement at the time of his employment in September 1991. The employment agreement provides that Mr. Miller receive an annual salary and be eligible for an annual bonus in an amount up to 100 percent of his annual salary based upon the achievement of financial objectives approved by the Board of Directors. The employment agreement also provides for disability, pension, and severance benefits, the amount of which will depend upon the term of Mr. Miller's employment with the Company. Pursuant to the employment agreement, the Compensation Committee of the Board of Directors reviewed and increased the Chief Executive's base salary in both 1992 and 1993. The Chief Executive's current annual base salary is $540,000. The factors considered by the Committee in approving the increases were (1) the achievement of the goals that the Board had established for the Company's management, including goals for operating profit, performance relative to competitors and new and remodeled store development, (2) the contribution made by the Chief Executive in establishing the long-term strategic and business plan of the Company, including the establishment and achievement of organizational and management development goals, (3) enhancement of shareholder value during the prior year and (4) levels of compensation paid to other senior executives in the industry.


    Roger S. Meier, Chairman
    Saul A. Fox
    Michael W. Michelson

Comparison of Five Year Cumulative Total Return

      The following graph provides a comparison of the five year cumulative total shareholder return on (i) the Company's Common Stock, (ii) the S&P Retail Stores Composite Industry Index, in each case assuming the reinvestment of any dividends, and (iii) the S&P 500 Index.


                                     1989     1990     1991     1992     1993     1994
                                     ----     ----     ----     ----     ----     ----
FRED MEYER, INC.                   $100.00  $ 89.05  $ 78.83  $159.12  $189.78  $214.60
S&P RETAIL STORES COMPOSITE INDEX   100.00   114.84   134.75   188.28   224.74   216.61
S&P 500 INDEX                       100.00   114.46   124.07   152.22   168.33   190.00

       The graph assumes that $100 was invested on January 31, 1989 in Company Common Stock, the S&P 500 Index and the S&P
Retail Stores Composite Industry Index, and that all dividends were reinvested.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

       To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, the Company believes that during the fiscal year ended January 29, 1994 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Ed Dayoob, an executive officer of the Company, filed a late report on May 7, 1993 concerning a transfer of shares on March 31, 1993.

                     CERTAIN TRANSACTIONS

Relationship with Properties

       At January 29, 1994, the Company leased or subleased 24 of its locations (land, buildings, and improvements) from Real Estate Properties Limited Partnership (formerly Fred Meyer Real Estate Properties, Ltd.), an Oregon limited partnership ("Properties"). At March 22, 1994, Cyril K. Green, President of the Company held approximately .7% of the aggregate Class A limited partnership interests in Properties, and Metropolitan Life Insurance Company (the "Institutional Investor") held approximately 70.9% of the Class A limited partnership interests in Properties. Class A limited partners are entitled to a cumulative 10.25% annual return on their adjusted capital contributions; an annual distribution of 45% of certain funds of Properties available after payment of certain expenses, interest on indebtedness, and the fixed current return to the Class A limited partners; 45% of other distributions (other than Properties' final distribution), including distributions of the net proceeds realized by Properties from any sale of its properties after payment of a pro rata share of returns of capital; and allocations for income tax purposes of various items arising from the operation of Properties.

       Mr. Green also holds approximately 5% of the limited partnership interests in FMGP Associates, an Oregon limited partnership, and the general partner of Properties. KKR Associates holds 66% of the limited partnership interests in FMGP Associates, and the general partner of FMGP Associates, FMGP Incorporated, holds 1% of the partnership interests in FMGP Associates. Messrs. Raether, Michelson, and Fox are three of the eight general partners, and Mr. Kohlberg is a limited partner of KKR Associates. Messrs. Raether, Michelson, and Kohlberg are shareholders of FMGP Incorporated, a Delaware corporation. See "Voting Securities and Principal Shareholders." As general partner of Properties, FMGP Associates is entitled to an annual distribution of 15% of certain funds of Properties available after payment of certain expenses, interest on indebtedness, and the fixed current return to the Class A limited partners; 15% of other distributions (other than Properties' final distribution), including distributions of the net proceeds realized by Properties from any sale of its properties after payment of a pro rata share of returns of capital; and allocations for income tax purposes of various items arising from the operations of Properties. KKR Associates is entitled to 99% and FMGP Incorporated is entitled to 1% of an annual priority allocation and special distribution, which for calendar year 1993 was $402,628, and which will remain at that level for subsequent years.

       The following table sets forth the approximate cash distributions and allocations of taxable income and losses
(including priority allocations) from Properties to its partners for the 1993 partnership year (including certain amounts paid after year-end relating to such year):

                                             Calendar Year 1993
                                             -------------------
Cash distributions:
   Total                                            $12,403,000
   Mr. Green                                            110,000
   KKR Associates and KKR                             1,238,000
   The Institutional Investor                         5,090,000

Allocation of taxable income:
   Total                                             14,222,000
   Mr. Green                                            140,000
   KKR Associates and KKR                             1,597,000
   The Institutional Investor                         5,279,000

       Net lease payments made by the Company to Properties for the year ended January 29, 1994 were approximately $18,971,000. Leases between the Company and Properties require the Company to pay all property taxes and certain other amounts relating to the right to use the properties leased to the Company. Such property taxes paid by the Company during the year ended January 29, 1994 amounted to approximately $2,762,000. Effective February 1993 one of the leases for the locations which the Company leases from Properties was terminated and the property is now leased from an unaffiliated landlord. During fiscal 1993, the Company terminated two of its leases with Properties, one each in October 1993 and January 1994.

       The Company leased certain properties directly from two companies controlled by Properties for the year ended
January 29, 1994. Rents and property taxes paid under these leases for the year totalled approximately $2,319,000 and $353,000, respectively.

       The Institutional Investor owns 36 properties which are leased to the Company. The Institutional Investor is an investor in FMI Associates and a limited partner of Properties and purchased these 36 properties from Properties in 1986 and 1987. At March 1, 1994 the Institutional Investor held a 29.1% Class 1 limited partnership interest and all of the Class 2 partnership interest in FMI Associates. The FMI Associates partnership agreement provides generally that (i) each Class 1 limited partner is entitled to a pro rata distribution upon the sale of the Company's Common Stock by FMI Associates determined on the basis of the shares sold plus approximately 85% of the gain realized on the sale of the shares and (ii) the Class 2 limited partner, upon the sale of the FMI Associates option or option shares, is entitled to a distribution in an amount equal to the basis of the option or option shares plus 85% of the gain realized on the sale of the option or option shares. See "Voting Securities and Principal Shareholders." Under the leases for the 36 properties purchased from Properties in 1986 and 1987, the Company paid approximately $39,573,000 during the year ended January 29, 1994.

Property taxes paid by the Company under these leases during this period were approximately $6,142,000.

       In December 1981, the Company and Properties agreed to guarantee certain of the other's liabilities assumed from the predecessor of the Company. This guarantee remains outstanding; however, to date the Company has not been required to make payment on any obligations assumed by Properties. The transactions discussed herein were on terms believed by the Board of Directors of the Company to be fair to the Company and no less favorable than the Company could have obtained with an unrelated party. The renegotiation, from time to time, of leases by the Company is in the ordinary course of the Company's business.

                     INDEPENDENT AUDITORS

       Deloitte & Touche audited the Company's financial statements for the year ended January 29, 1994. Representatives of Deloitte & Touche will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Board of Directors has selected Deloitte & Touche as auditors for the current fiscal year.

                    DISCRETIONARY AUTHORITY

       While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented.

                     SHAREHOLDER PROPOSALS

   Any shareholder proposals to be considered for inclusion in proxy material for the Company's June 1995 annual meeting must be received at the principal executive offices of the Company no later than January 9, 1995.

                             By Order of the Board of Directors

                             Roger Cooke
                             Senior Vice President,
                             General Counsel and Secretary

May 6, 1994

                                FRED MEYER, INC.

                          Annual Meeting, June 28, 1994
                          Proxy/Voting Instruction Card

     I appoint Robert G. Miller, Kenneth Thrasher and Roger Cooke, individually and together, proxies with full power of substitution, to vote all of my Fred Meyer, Inc. common stock at the Annual Meeting of Shareholders to be held at the Red Lion Inn (East), Jantzen Beach, 909
N. Hayden Island Drive, Portland, Oregon, on Tuesday, June 28, 1994 at 1:00 p.m. and at any adjournment thereof; with all powers that I would possess if personally present.

     Your vote is important. Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors' recommendations, please sign the reverse side; no boxes need to be checked.

                  PROXY/VOTING INSTRUCTION CARD    /X/ Please mark
                                                       your votes
                                                       like this.
               Common

                                                   WITHHELD  FOR ALL
                                          FOR       FOR ALL  EXCEPT
The Board of Directors Recommends a       /  /       /  /      /  /
Vote FOR Item 1
Item 2--In their discretion, upon any and all such other matters as may properly come before this meeting or any adjournment thereof.

Item 1--Election of Directors
          Nominees: Saul A. Fox, A.M. Gleason, Jerome Kohlberg, Jr., Roger S. Meier, Michael W. Michelson, Robert G. Miller and Paul E. Raether
                                        I PLAN TO ATTEND MEETING  /  /

To withhold authority to vote for any individual, draw a line through that nominee's name in the list provided.
                                        COMMENTS/ADDRESS CHANGE   /  /
                                        Please mark this box
                                        if you have written
                                        comments/address
                                        change below

Signature(s) ________________________________________________________
Date ____________________________________.
Please sign exactly as name(s) appear(s) hereon. If acting as an executor, administrator, trustee, guardian, etc. you should so indicate in signing. If the shareholder is a corporation, please sign the full corporate name by duly authorized officer. If shares are held jointly, each shareholder named should sign. Date and promptly return this card in the envelope provided.